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                                                                    EXHIBIT 10.2

                                 PROMISSORY NOTE

$1,100,000                                                  Norwich, Connecticut
                                                            December 31, 2002

      Whereas, Gunther International Ltd. ("Maker") has issued three separate Promissory Notes payable to the order of Robert Spiegel ("Payee"), one dated July 3, 2002 in the aggregate principal amount of $700,000, one dated September 26, 2002 in the aggregate principal amount of $200,000 and one dated November 19, 2002 in the aggregate principal amount of $200,000 (collectively, the "Prior Notes"); and

      Whereas, the Maker and the Payee desire to modify the terms of the Prior Notes and consolidate them into a single, new promissory note in the aggregate principal amount of $1,100,000; and

      Whereas, an aggregate of $36,022 in interest has accrued under the Prior Notes as of the date hereof ("Previously Accrued Interest"); and

      Whereas, the Payee has tendered the Prior Notes to the Maker for cancellation in exchange for the issuance of this Promissory Note ("Note");

      Now, Therefore, For Value Received, the Maker hereby promises to pay to the order of the Payee, at 60 Sachem Road, Weston, Connecticut 06883, or at such other place as Payee may designate in writing, the principal sum of One Million One Hundred Thousand Dollars ($1,100,000), together with interest on the unpaid balance of this Note from the date hereof until paid at a fixed rate of eight percent (8%) per annum and together with the Previously Accrued Interest and all costs of collection, including reasonable attorney's fees, incurred in any action to collect this Note.

      All principal, accrued interest (including the Previously Accrued Interest), and any other amounts owed under this Note shall be due and payable in full on demand by Payee at any time prior to December 31, 2003. Maker shall have the right, at any time and from time to time, to prepay the principal amount of this Note, in whole or in part, without premium or penalty. Presentment, notice of dishonor, and protest are hereby waived.

      Any notice to Maker shall be given by mailing such notice by regular mail, addressed to Maker at One Winnenden Road, Norwich, Connecticut 06360-1570 or to such other address as Maker may designate by notice to Payee. Any notice to Payee shall be given by mailing such notice by regular mail, at the address stated above, or at such other address as may have been designated by notice to Maker.

      The word "Maker" shall include the successors and assigns of Maker named herein and the word "Payee" shall include the successors and assigns of Payee named herein. This Note shall be governed by, and construed in accordance with, the laws of the State of Connecticut.

                                                     GUNTHER INTERNATIONAL LTD.


                                     By:  /s/ Marc I Perkins
                                          -------------------------------------
                                          Marc I. Perkins
                                          President and Chief Executive Officer
                                          Hereunto Duly Authorized